Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2026, relating to the financial statements of Amplify Energy Corp. and the effectiveness of Amplify Energy Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Amplify Energy Corp. for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 11, 2026